SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 11, 2001

AZTAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5440 (Commission File Number)	86-0636534 (I.R.S. Employer Identification Number)

2390 East Camelback Road, Suite 400, Phoenix, Arizona (Address of principal executive offices)	85016-3452 (Zip Code)

(602) 381-4100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.	Other Events

      On June 29, 2001, Aztar amended its revolving bank credit facility (the “Revolver”) to, among other things, extend the maturity of the Revolver to June 30, 2005.

      Pursuant to the amendment certain of the quarterly financial tests were amended, including the senior leverage ratio to 2.50 to 1.00; the interest coverage ratio to 2.00 to 1.00; and the total leverage ratio to 4.25 to 1.00 for each of the fiscal quarters ending June 30, 2001 to March 31, 2003; to 4.50 to 1.00 for each of the fiscal quarters ending June 30, 2003 to June 30, 2004; and to 4.25 to 1.00 for each of the fiscal quarters ending September 30, 2004 to June 30, 2005.

      In addition the amendment revised the reduction rate so that the maximum amount available under the Revolver decreases by $12,000,000 on March 31, 2004, and quarterly thereafter.

      The amendment also increases the amount of distributions that may be used to repurchase common stock to $250,000,000 and allows for up to $200,000,000 of other unsecured senior indebtedness. Additionally, the amendment allows Aztar to incur additional indebtedness under the $50,000,000 Term Loan extended to Aztar, to an amount not to exceed in the aggregate $100,000,000.

      Further, the amendment increases the amount of EBITDA that must be maintained by Aztar for any fiscal quarter plus the immediately preceding three fiscal quarters to $140,000,000. The amendment also increases the amount of maintenance capital expenditures that may be made to $50,000,000 plus the amount by which $50,000,000 exceeds maintenance capital expenditures made in the immediately preceding fiscal year and increases the permissible amount of capital expenditures plus acquisition expenses made since the closing date of the Revolver to $400,000,000.

      At June 28, 2001, the weighted average interest rate under the Revolver was 5.96%.As a result of the amendment to the Revolver, effective on June 29, 2001, the weighted average interest rate was 6.21%.

      A copy of the amendment to the Revolver is attached hereto as an exhibit.

ITEM 7.	Financial Statements and Exhibits

(c)	Exhibits.

10.1	Amendment No. 6 to Amended and Restated Reducing Revolving Loan Agreement, dated June 29, 2001

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZTAR CORPORATION.

ROBERT M. HADDOCK

Robert M. Haddock
Executive Vice President and Chief Financial Officer

Dated: July 11, 2001

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Amendment No. 6 to Amended and Restated Reducing Revolving Loan Agreement, dated June 29, 2001